EXHIBIT 32.2
Section 1350
Certification of the Chief Financial Officer
Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes- Oxley Act of 2002

Paul A. Romano, Chief Financial Officer and Vice President of Atlas Financial Holdings Inc. (the "Company"), certifies in his capacity as an officer of the Company that he has reviewed the second amendment to the Annual Report of the Company on Form 10-K/A for the year ended December 31, 2011 (the “Report”) and that to the best of his knowledge:

1. the Report fully complies with the requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: June 1, 2012

/s/ Paul A. Romano
Paul A. Romano
Chief Financial Officer and Vice President